Exhibit 10.1

MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of June, 2005, by and between Edwards Lifesciences PVT, Inc., a Delaware corporation (“Edwards”), and 3F Therapeutics, Inc., a Delaware corporation (“3F Therapeutics” and, together with Edwards, are each referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, reference is made to (i) the Development and Supply Agreement, dated as of June 13, 2002, as amended by the First Amendment to Development and Supply Agreement, dated as of October 31, 2002, and the Second Amendment to Development and Supply Agreement, dated as of May 27, 2003 (as so amended, the “3F Development and Supply Agreement”), by and between 3F Therapeutics and Edwards (as successor to Percutaneous Valve Technologies, Inc. (“PVT”)) and (ii) the Development Agreement, dated as of November 14, 2001, as amended by the First Amendment to Development Agreement, dated as of October 31, 2002 and the Second Amendment to Development Agreement, dated as of May 27, 2003 (as so amended, the “VenPro Development Agreement” and, together with the 3F Development and Supply Agreement, the “Subject Agreements”), by and between 3F Therapeutics (as successor to VenPro Corporation (“VenPro”)) and Edwards (as successor to PVT);

WHEREAS, Edwards, as successor in interest to PVT under the Subject Agreements, and 3F Therapeutics, under the 3F Development and Supply Agreement and as successor in interest to VenPro under the VenPro Development Agreement, mutually desire to terminate the Subject Agreements and to release one another of certain liabilities and obligations between the Parties under the Subject Agreements, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the termination of the Subject Agreements pursuant to this Agreement, the Parties have agreed that (i) Edwards shall grant to 3F licenses with respect to certain of Edwards’ patent and patent applications, upon the terms and subject to the conditions set forth in a license agreement in the form attached as Exhibit A hereto (the “Edwards License Agreement”), (ii) 3F Therapeutics shall grant to Edwards licenses to produce and sell products incorporating certain of 3F Therapeutics’ manufacturing know-how and intellectual property, upon the terms and subject to the conditions set forth in a license agreement in the form attached as Exhibit B hereto (the “3F License Agreement”) and (iii) 3F Therapeutics shall supply Edwards with certain products and provide Edwards with training with respect to certain of 3F Therapeutics’ know-how and intellectual property needed by Edwards in connection with certain of Edwards’ manufacturing processes, upon the terms and subject to the conditions set forth in a supply and training agreement in the form attached as Exhibit C hereto (the “Supply and Training Agreement” and, together with the Edwards License Agreement and 3F License Agreement, the “Related Transaction Agreements”); and

WHEREAS, in connection with the transactions contemplated by this Agreement and upon the terms and subject to the conditions contained herein, Edwards shall pay to 3F

Therapeutics, or cause to be paid to 3F Therapeutics on its behalf, the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.             TERMINATION OF THE SUBJECT AGREEMENTS AND RELEASE.  Effective on the Closing Date (as defined below):

1.1          Termination.  Upon the terms and subject to the conditions contained in this Agreement, the Subject Agreements shall be irrevocably terminated and extinguished in their entirety as of the Closing Date, and upon such termination and extinguishment, no provision of either of the Subject Agreements shall have any force or effect.

1.2          No Surviving Provisions.  Notwithstanding any provision in any Subject Agreement providing for the survival of such provision or any other provision following termination of such Subject Agreement (each such provision and other provision, a “Non-Surviving Provision”), the parties hereby agree that no provision contained in either Subject Agreement shall survive the termination and extinguishment of the Subject Agreements pursuant to this Agreement.

1.3          Release.  Each of Edwards, on the one hand, and 3F Therapeutics, on the other hand, on behalf of itself and each of its respective affiliates, employees, agents, successors and assigns (each, a “Releasing Party”), hereby fully releases and discharges the other and each of its respective affiliates, employees, agents, successors and assigns (each, a “Released Party”), from, and to the extent applicable, relinquishes, all rights, obligations, liabilities, claims and actions, whether known or unknown, now existing or hereafter arising, at law or in equity or otherwise, that each such Releasing Party now has or may have against any Released Party, arising out of or in connection with the Subject Agreements (the “Released Obligations”); provided, however, that the outstanding obligations of Edwards to 3F Therapeutics and the outstanding obligations of 3F Therapeutics to Edwards, each as set forth in Exhibit D, shall not be released.

2.             CLOSING AND PAYMENT OF THE CONSIDERATION.

2.1          Closing.  The closing (the “Closing”) of the transactions contemplated under this Agreement shall take place on the date both Parties have executed and delivered this Agreement.

2.2          Consideration for Termination of Subject Agreements.  In full consideration of the termination of the Subject Agreements in accordance with Section 1 above, Edwards agrees to pay to 3F Therapeutics, or cause to be paid to 3F Therapeutics on its behalf, the aggregate sum of up to twenty four million seven hundred fifty thousand dollars and no cents ($24,750,000.00), as follows:

(a)           On the Closing Date, Edwards shall pay to 3F Therapeutics, or cause to be paid to 3F Therapeutics on its behalf, the sum of twenty two million seven hundred fifty thousand dollars and no cents ($22,750,000.00) (the “Initial Termination Fee”), by wire transfer of immediately available funds to an account designated by 3F Therapeutics; and

(b)           On the date that is the first business day following the expiration of the Term (as such term is defined in the Supply and Training Agreement) of the Supply and Training Agreement in accordance with its terms, or such other date as the Parties may mutually determine (the “Transitional Agreement Termination Date”), Edwards shall pay to 3F Therapeutics, or cause to be paid to 3F Therapeutics on its behalf, the sum of two million dollars and no cents ($2,000,000.00) (the “Holdback Amount”), by wire transfer of immediately available funds to an account designated by 3F Therapeutics, provided, however, that Edwards’ obligations under this Section 2.2(b) shall be subject to the condition that there shall not have been any breach by 3F Therapeutics of any of its obligations under the Supply and Training Agreement as provided in Section 5.6 thereof at any time during the Term.  In the event that the aforementioned condition is not satisfied, Edwards shall have no obligation to pay to 3F Therapeutics, or cause to be paid to 3F Therapeutics on its behalf, any portion of the Holdback Amount under this Section 2.2(b).

2.3          Consideration for 3F License Agreement.  In full consideration of the execution and delivery of the 3F License Agreement by 3F Therapeutics, Edwards shall pay to 3F Therapeutics on the Closing Date, or cause to be paid to 3F Therapeutics on its behalf, the sum of two hundred fifty thousand dollars and no cents ($250,000.00) (the “License Agreement Fee”), by wire transfer of immediately available funds to an account designated by 3F Therapeutics.

2.4          Full Consideration.  3F Therapeutics hereby agrees that the Initial Termination Fee, the Holdback Amount (to the extent that Edwards is obligated to pay, or cause to be paid on its behalf, the Holdback Amount under the provisions of Section 2.2(b)) and the License Agreement Fee shall constitute consideration in full for 3F Therapeutics’ agreement to be bound by the provisions in this Agreement.

2.5          Documents to be Delivered.  Concurrently with the consummation of the transactions set forth in Sections 2.2 and 2.3 on the Closing Date, each Party shall duly execute and deliver to the other Party each of the Related Transaction Agreements.

3.             REPRESENTATIONS AND WARRANTIES OF EDWARDS.  Edwards represents and warrants to 3F Therapeutics, as of the Closing Date:

3.1          Organization and Corporate Power.  Edwards is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all required corporate power and corporate authority to perform its obligations under this Agreement.

3.2          Authorization and Approval.  The execution, delivery and performance by Edwards of each of this Agreement and the Related Transaction Agreements have been duly authorized by all necessary corporate action of Edwards, including approval of such execution, delivery and performance by the board of directors of Edwards.  Edwards has duly executed and delivered each of this Agreement and the Related Transaction Agreements, which constitutes the valid and legally binding obligation of Edwards, enforceable in accordance with its terms, except that enforcement thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

3.3          Agreements.  Edwards acknowledges that the Subject Agreements constitute all of the agreements, whether written or oral, entered into by and between the Parties with respect to the subject matter covered under the Subject Agreements, and that the termination of the Subject Agreements and the release of the Released Obligations pursuant to this Agreement effectively terminates all and any agreements or arrangements between the Parties with respect to such subject matter (including each Non-Surviving Provision) and releases 3F Therapeutics of all and any liabilities and obligations under all such agreements and arrangements, except those set forth in Exhibit D as referenced in Section 1.3 hereof.

4.             REPRESENTATIONS AND WARRANTIES OF 3F THERAPEUTICS.  3F Therapeutics represents and warrants to Edwards, as of the Closing Date:

4.1          Organization and Corporate Power.  3F Therapeutics is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all required corporate power and corporate authority to perform its obligations under this Agreement.

4.2          Authorization and Approval.  The execution, delivery and performance by 3F Therapeutics of each of this Agreement and the Related Transaction Agreements have been duly authorized by all necessary corporate action of 3F Therapeutics, including approval of such execution, delivery and performance by the board of directors of 3F Therapeutics.  3F Therapeutics has duly executed and delivered each of this Agreement and the Related Transaction Agreements, which constitutes the valid and legally binding obligation of 3F Therapeutics, enforceable in accordance with its terms, except that enforcement thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

4.3          Agreements.  3F Therapeutics acknowledges that the Subject Agreements constitute all of the agreements, whether written or oral, entered into by and between the Parties with respect to the subject matter covered under the Subject Agreements, and that the termination of the Subject Agreements and the release of the Released Obligations pursuant to this Agreement effectively terminates all and any agreements or arrangements between the Parties with respect to such subject matter (including each Non-Surviving Provision) and releases Edwards of all and any liabilities and obligations under all such agreements and arrangements, except those set forth in Exhibit D as referenced in Section 1.3 hereof.

5.             MATTERS REGARDING TERMINATION AND RELEASE.

5.1          Certain Agreements and Acknowledgements.

(a)           3F Therapeutics hereby agrees and acknowledges that it shall not use or otherwise access any data, results and information generated by the testing, analysis, evaluation, or other means of the Investigational PVT Product (as defined in the 3F Development and Supply Agreement) (such data, results and information, the “Test Data”); provided, however, that

3F Therapeutics shall have the right to use in the Surgical Field of Use (as such term is defined in the 3F License Agreement) (i) any Test Data that is in 3F Therapeutics’ possession as of the Closing Date and as set forth on Exhibit E and (ii) any additional Test Data in Edwards’ possession that was generated by Edwards prior to the Closing Date, to the extent required for regulatory purposes.

(b)           Edwards hereby acknowledges that (i) no license with respect to 3F Technology (as such term is defined in the 3F Development and Supply Agreement) was granted to Edwards or PVT by 3F Therapeutics by operation of Section 6.18 of the 3F Development and Supply Agreement and (ii) neither it nor PVT has obtained any right to exercise, or has exercised, the license with respect to 3F Patents (as such term is defined in the 3F Development and Supply Agreement) pursuant to Section 7.3 of the 3F Development and Supply Agreement.

(c)           3F Therapeutics hereby acknowledges that (i) no license with respect to PVT Technology (as such term is defined in the 3F Development and Supply Agreement) was granted to 3F Therapeutics by Edwards or PVT by operation of Section 6.16 of the 3F Development and Supply Agreement and (ii) it has not obtained the right to, and has not, exercised the license with respect to PVT Patents (as such term is defined in the 3F Development and Supply Agreement) pursuant to Section 7.2 of the 3F Development and Supply Agreement.

(d)           3F Therapeutics hereby acknowledges that (i) no license with respect to PVT Patents (as such term is defined in the VenPro Development Agreement) was granted to 3F Therapeutics or VenPro by Edwards or PVT by operation of Section 6.10 of the VenPro Development Agreement and (ii) neither it nor VenPro has obtained any right to exercise, or has exercised, the license with respect to PVT Patents (as such term is defined in the VenPro Development Agreement) pursuant to Section 7.2 of the VenPro Development Agreement.

(e)           Each of Edwards and 3F Therapeutics hereby acknowledges that (i) termination of the 3F Development and Supply Agreement hereunder, including termination of each Non-Surviving Provision thereunder, is pursuant to mutual agreement between the Parties, and not in accordance with Section 9.1, 9.2 or 9.3 of the 3F Development and Supply Agreement and (ii) termination of the VenPro Development Agreement hereunder, including termination of each Non-Surviving Provision thereunder, is pursuant to mutual agreement between the Parties, and not in accordance with Section 9.2, 9.3 or 9.4 of the VenPro Development Agreement.

(f)            Each of Edwards and 3F Therapeutics hereby acknowledges and agrees that its supply obligations (i.e., Edwards’ obligations to supply PVT Components (as such term is defined under the 3F Development and Supply Agreement) and 3F Therapeutics’ obligations to supply 3F-PVT SAs (as such term is defined under the 3F Development and Supply Agreement)) under the 3F Development and Supply Agreement shall terminate and be extinguished as of the Closing Date, and there shall be no obligation by either Party to supply any product to the other following termination of the 3F Development and Supply Agreement in accordance herewith on the Closing Date, except pursuant to the Supply and Training Agreement.

(g)           Each of Edwards and 3F Therapeutics hereby acknowledges and agrees that (i) neither Party has developed or produced any “Joint IP” (as such term is defined under both the 3F Development and Supply Agreement and the VenPro Development Agreement) under either the 3F Development and Supply Agreement or the VenPro Development Agreement, (ii) neither Party has developed, conceived or devised any “Invention” (as such term is defined under both the 3F Development and Supply Agreement and the VenPro Development Agreement) under either the 3F Development and Supply Agreement or the VenPro Development Agreement by use of or reference to any Joint IP and (iii) neither Party has obtained any right in or to any intellectual property of the other Party other than pursuant to the Edwards License Agreement and the 3F License Agreement.

(h)           Each Party hereby agrees that whenever consent or approval is required from such Party under this Agreement, such consent or approval shall not be unreasonably withheld, delayed or conditioned.

5.2          Acknowledgment of Effect.  Each Releasing Party acknowledges and understands that (i) by executing and delivering this Agreement, such Releasing Party is forever giving up the right to sue or attempt to recover money, damages or any other relief from any Released Person for all claims it has or may have against such Released Person with respect to the Released Obligations (even if any such claim is unforeseen as of the date hereof); (ii) this Agreement is in full accord and satisfaction of the Released Obligations released hereby by such Releasing Party; and (iii) the releases made herein constitute final and complete releases of the Released Obligations.  Without limiting the foregoing, no Releasing Party may, directly or indirectly, (x) bring or cause to be brought, or participate in the prosecution of, any action, proceeding or suit seeking recovery by or on behalf of such party of any amount in respect of, or damages with respect to, the Released Obligations, or (y) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Agreement are illegal, invalid, not binding, unenforceable or against public policy.

5.3          Review of Subject Agreements.  Each Releasing Party hereto, for itself and the other Releasing Parties, acknowledges and represents to the Released Parties that (i) this Agreement is executed voluntarily by such Releasing Party, without any duress or undue influence; (ii) such Releasing Party has had the opportunity to obtain, from legal counsel of its own choosing, full and adequate legal advice as to its legal rights with respect to this Agreement; and (iii) such Releasing Party has read this Agreement in its entirety and fully understands its content and legal effect.

5.4          Section 1542 Waiver.  Each of Edwards and 3F Therapeutics expressly waives the provisions of Section 1542 of the Civil Code of the State of California as to matters relating to the Subject Agreements and the Subject Agreements themselves, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

6.             CONFIDENTIALITY AND PUBLICITY; NON-SOLICITATION.

6.1          Confidentiality.

(a)           Subject to the provisions of Section 6.2, each of the Parties agrees that it will not use to the detriment of the disclosing Party (except as permitted under this Agreement or the Related Transaction Agreements) or disclose to any third party any confidential or proprietary information of the other Party, except to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its representatives in violation of this Agreement, (ii) was within the receiving Party’s possession prior to its first being furnished to it, (iii) is, at any time, disclosed to the receiving Party by any third party having the right to disclose the same or (iv) is independently developed by an employee or agent/consultant of the receiving Party without reference to the confidential or proprietary information of the other Party.  Each Party may disclose the confidential information of the other Party to such Party’s representatives, who shall not use such information except for the purposes contemplated hereby, and who shall maintain the confidentiality of such information, provided however, that each Party shall be responsible for any breach of this Section 6.1 by its representatives.

(b)           In the event that either Party or any of its representatives are requested or required to disclose any of the confidential information of the other Party, it shall provide the other Party with prompt written notice of any such request or requirement so that the disclosing Party may seek a protective order or other appropriate remedy.  If, in the absence of a protective order or other remedy, the receiving Party or any of its representatives are nonetheless, in the opinion of its outside counsel, legally compelled to disclose such confidential information to any governmental authority or else stand liable for contempt or suffer other censure or penalty, the receiving Party or its representative may, without liability hereunder, disclose to such governmental authority only that portion of such confidential information which such counsel advises is legally required to be disclosed.

(c)           Notwithstanding anything to the contrary in this Agreement and any other agreement entered into by the parties, either Party to this Agreement (and their representatives) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the Related Transaction Agreements and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) if such disclosure would result in a violation of federal or state securities laws or (ii) to the extent not related to the tax aspects of the transaction.  Moreover, nothing in this Agreement shall be construed to limit in any way any Party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Transactions.

6.2          Public Statements.  Except for the information set forth on any of the exhibits to the Related Transaction Agreements (the “Proprietary Information”), each of Edwards and 3F Therapeutics shall be entitled to disclose the terms of this Agreement and the Related Transaction Agreements as they deem appropriate, provided that any press release disclosing any of such terms shall be provided to the other Party at least one day in advance of the issuance of such press release to permit the other Party to review the accuracy of such release [and provided that an initial press release disclosing this Agreement and the related Transaction Agreements shall be a joint press release by Edwards and 3F Therapeutics in the form attached hereto as Exhibit F].  Except as required by law or the applicable regulations of a nationally recognized stock exchange (or as necessary in conjunction with a registration statement), neither Edwards nor 3F Therapeutics nor their affiliates shall release any Proprietary Information to any third party, other than as specifically may be permitted in this Agreement or the Related Transaction Agreements.  In the event that either Party or their affiliates are requested or required to disclose any of the Proprietary Information, the procedures and provisions of Section 6.1(b) above shall apply.  Notwithstanding any other provisions of this Agreement, Edwards may disclose Proprietary Information as necessary to any prior, current or future licensor under the Heartport License (as such term is defined in the Edwards License Agreement), and any of its affiliates, employees, agents, representatives, successors or assigns, in order for Edwards to comply with its obligations under the terms of the Heartport License, in each case without the prior consent of 3F Therapeutics.

6.3          Non-Solicitation.

(a)           During the period from the Closing Date to the first anniversary of the expiration of the Term (as such term is defined in the Supply and Training Agreement) (the “Non-Solicitation Period”), each Party agrees that it will not directly or indirectly through another person or entity: (i) induce or attempt to induce any employee or independent contractor of the other Party who is involved in the execution of the Technology Transfer Plan (as such term is defined in the Supply and Training Agreement) to terminate his or her employment or engagement with such other Party or (ii) recruit, solicit or hire any employee or independent contractor of such other Party who is involved in the execution of the Technology Transfer Plan.

(b)           It is the desire and intent of the Parties that the provisions of this Section 6.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  Accordingly, if, at the time of enforcement of any provision of this Section 6.3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period or scope reasonable under such circumstances will be substituted for the Nonsolicitation Period or scope.  Furthermore, such substitution will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(c)           Among other matters, because each Party will have access to certain confidential and proprietary information of the other, each Party agrees that money damages would be an inadequate remedy for any breach of this Section 6.3.  Therefore, in the event of a breach or threatened breach of any provision of this Section 6.3 by either Party, the other Party or any of its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.3 (without posting a bond or other security).  Each Party expressly agrees and acknowledges that its covenants contained in this Section 6.3 are (i) reasonably necessary for the protection of the other Party’s interests, (ii) made in consideration of, among other matters, such Party’s agreement to be bound by this Agreement and the Related Transaction Agreements and (iii) not unduly restrictive upon such Party.

7.             [This Section has been intentionally omitted.]

8.             [This Section has been intentionally omitted.]

9.             INDEMNIFICATION.

9.1          Indemnity.  Each Party (the “Indemnifying Party”) hereby indemnifies and agrees to defend and hold the other Party (the “Indemnified Party”), its permitted successors, affiliates, and permitted assigns harmless from and against all claims, demands, liabilities, damages, losses and expenses suffered or incurred by the Indemnified Party (“Losses”) only to the extent arising out of or in connection with (i) any breach of any representation, warranty or acknowledgement of the Indemnifying Party set forth in this Agreement and (ii) any breach of any agreement, covenant or obligation of the Indemnifying Party set forth in this Agreement.

9.2          Indemnification Procedures.  If an Indemnified Party intends to seek indemnification pursuant to this Section 9, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim.  The Indemnified Party will provide the Indemnifying Party with prompt written notice of any third party claim in respect of which indemnification is sought.  The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.  Any such notice shall set forth in reasonable detail the available facts, circumstances and basis of the claim. If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, after acknowledging in writing liability hereunder, assume, through counsel of its own choosing (so long as reasonably acceptable to the Indemnified Party) and at its own expense, the defense thereby and the Indemnified Party shall cooperate with it in connection therewith (including by furnishing such information as the Indemnifying Party may reasonably request), provided, that the Indemnified Party may participate in such defense through counsel chosen by it, at its own expense.  So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle, or admit any liability with respect to, any such claim which it continues to seek indemnification for without the Indemnifying Party’s consent.  The Indemnifying Party will not without the Indemnified Party’s prior written consent settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), take any measure or step in connection with any settlement or compromise that imposes a material burden or encumbrance upon the operation or conduct of the Indemnified Party’s business. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may, upon at least ten (10) days’ notice to the Indemnifying Party (unless the Indemnifying Party shall assume such settlement or defense within such ten (10) day period), conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith.  The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

10.          GENERAL.

10.1        Survival.  The provisions of Section 1, each of the representations and warranties made by the Parties in Sections 3 and 4, the agreements and acknowledgements contained in Section 5, the confidentiality and publicity and non-solicitation provisions contained in Section 6, the indemnification provisions contained in Section 9 and the general provisions in Sections 10.1 through 10.10 shall survive each of the Closing Date and the Transitional Agreement Termination Date.

10.2        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties concerning its subject matter and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.3        Succession and Assignment.  Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval, not to be unreasonably withheld, of the other.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

10.4        Counterparts.  This Agreement may be executed in one or more counterparts, (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.5        Notices and Demands.  Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

If to Edwards: Edwards Lifesciences PVT, Inc. One Edwards Way Irvine, CA 92614 Facsimile No.: (949) 250-6868 Attn: General Counsel	Copy to (which copy shall not constitute notice): Gibson, Dunn & Crutcher LLP Jamboree Center 4 Park Plaza Irvine, CA 92614 Facsimile No.: (949) 475-4673 Attn: John M. Williams

If to 3F Therapeutics: 3F Therapeutics, Inc. 20412 James Bay Circle Lake Forest, CA 92630 Facsimile No.: (949) 380-9399 Attn: Walter A. Cuevas	Copy to (which copy shall not constitute notice): Reed Smith, LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, CA 90067 Facsimile No.: (310) 734-5299 Attn: Michael Sanders

10.6        Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.7        Arbitration.

(a)           All disputes between Edwards and 3F Therapeutics arising out of or in connection with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be solely and finally settled by arbitration in accordance with the United States Arbitration Act, 9 U.S.C.  §§1, et seq., as amended from time to time, the rules of practice and procedure for the arbitration of commercial disputes of the American Arbitration Association (the “AAA”) and the “special rules” set forth in this Section 10.7(a).  In the event of any inconsistency, the “special rules” set forth herein shall control.  The following shall constitute the “special rules” applicable to any arbitration commenced under this Section 10.7(a): (i) the arbitration shall be conducted in the County of Orange, California, and administered by the AAA, who will appoint an arbitrator that is either a lawyer from a national firm or a judge with at least 15 years of experience, in each case experienced in the industry of the Parties’ business and (ii) all arbitration hearings will be commenced within sixty (60) days of the demand for arbitration, provided that, the arbitrator shall, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(b)           To the extent permissible under applicable law, Edwards and 3F Therapeutics agree that the award of the arbitrator shall be final and shall not be subject to judicial review.  Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets.  It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

10.8        Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent default, misrepresentation, or breach of warranty or covenant.

10.9        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.10      Expenses.  Unless otherwise set forth in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EDWARDS LIFESCIENCES PVT, INC.

By:	/s/ Jay P. Wertheim
	Name:	Jay P. Wertheim
	Title:	Vice President, Associate General Counsel and Secretary

3F THERAPEUTICS, INC.

By:	/s/ Walter Cuevas
	Name:	Walter Cuevas
	Title:	President and Chief Executive Officer